Exhibit  10.7
COLDWATER CREEK
Notice of Grant of Stock Unit

Notice is hereby given of the grant of the following stock units (the “Stock Units”) relating to shares of the Common Stock of Coldwater Creek Inc. (the “Corporation”):

Grantee:

Grant Date:

Vesting Commencement Date:

Number of Stock Units Covered by Grant:

You understand and agree that the Stock Units are granted subject to and in accordance with the terms of the Coldwater Creek Inc. Amended and Restated Stock Option/Stock Issuance Plan (the “Plan”) and the attached Stock Unit Agreement. You agree to be bound by the terms of the Plan and the terms of the Stock Units as set forth in the attached Stock Unit Agreement.

Coldwater Creek Inc.

By:    ______________________________
Title: Chairman and CEO

Grantee

Name:    ______________________________

Address:    ______________________________

______________________________

ATTACHMENT
Stock Unit Agreement

This is not a stock certificate or a negotiable instrument, control number: 3053

AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN
STOCK UNIT AGREEMENT
Stock Unit Transferability
This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting Schedule
Your Stock Unit grant shall vest upon the satisfaction of the following conditions:

•	you remain in Service continuously until _______
Notwithstanding the foregoing, if your Service terminates for any reason at any period prior to ________, you will forfeit any Stock Units in which you have not yet become vested.

Delivery of Stock Pursuant to Units
A certificate for the shares of Common Stock represented by your Stock Unit Agreement shall be delivered to you, or to your eligible beneficiary or your estate, on the date on which all of your Stock Units have vested.
Notwithstanding the preceding paragraph:

•
If you are a “key employee” within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service to the extent that the Committee determines the Stock Units constitute non-qualified deferred compensation within the meaning of Section 409A, and that such deferral is required to avoid the imposition of additional taxes on you pursuant to Section 409A; and

•
If the shares relating to the vested Stock Units would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Common Stock in the open market or (ii) restricted from selling shares of Common Stock in the open market because you are not then eligible to sell under the Corporation's insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested Stock Units will be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Common Stock due to a lock-up agreement or insider trading plan restriction, but, in any event, not beyond March 15 of the calendar year following the year in which you vested in the Stock Units.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Common Stock under this grant. In the event that the Corporation determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, unless you shall have provided funds to the Corporation to satisfy any required federal, state, local or foreign tax or withholding payment, then the Corporation will withhold shares of Common Stock subject to the Stock Unit granted pursuant to this Agreement having a Fair Market Value equal to the minimum statutory withholding taxes due.

No Employment or Service Contract
This Agreement does not give you the right to be retained or employed by the Corporation (or any parent or subsidiary of the Corporation) in any capacity or for any period of time. The Corporation (and any parent or subsidiary of the Corporation) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights
You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Common Stock relating to the Stock Units has been delivered to you.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Idaho, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery
The Corporation may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Corporation may deliver the Plan prospectus and the Corporation's annual report and proxy statement to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Corporation would be pleased to provide copies. Please contact Human Resources to request paper copies of these documents.

Appendix

Notwithstanding any provisions in this Agreement, if you are outside of the United States, the Stock Units shall be subject to any special terms and conditions set forth in the Appendix that apply generally outside of the United States, as well as special country-specific terms and conditions set forth in the Appendix that apply for your country. Moreover, if you relocate to a country outside of the United States and/or another country included in the Appendix, the special terms and conditions in the Appendix, including any special terms and conditions for such country, will apply to you, to the extent that the Plan Administrator determines that the application of such terms is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement, the attached cover sheet and the Plan constitute the entire understanding between you and the Corporation regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement or the attached cover sheet should appear to be inconsistent with the terms of the Plan.

Notwithstanding anything to the contrary in your employment agreement, the vesting of these Stock Units will not accelerate in the event the Corporation terminates your employment without Cause or you terminate your employment for Good Reason, unless the Effective Date of the Termination for any such event occurs within 12 months following a Change in Control.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

APPENDIX TO
COLDWATER CREEK INC.
AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN
STOCK UNIT AGREEMENT

(For Participants Outside of the United States)

This Appendix includes special terms and conditions governing the Stock Units, which apply to all Participants outside of the United States. In addition, this Appendix includes additional country-specific terms and conditions that govern the Award of Stock Units under the Plan if you are subject to the laws of any of the countries identified below. All capitalized terms that are used, but not defined, in this Appendix, the Notice of Stock Unit Award, or the Agreement shall have the meanings assigned to them in the Plan.

Special Terms and Conditions Applicable to All Participants Outside of the United States

Nature of Grant	In accepting the Stock Units, you acknowledge, understand, and agree that:
(a)	the Plan is established voluntarily by the Corporation, is discretionary in nature, and may be modified, amended, suspended, or terminated by the Corporation at any time;
(b)
the grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted repeatedly in the past;

(c)	all decisions with respect to future Stock Unit grants, if any, will be at the sole discretion of the Corporation;
(d)	your participation in the Plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your Service at any time;
(e)	your participation in the Plan is voluntary;
(f)
the Stock Units and the shares of Common Stock subject to the Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or your employer, and which is outside the scope of your employment contract, if any;

(g)	the Stock Units and the shares of Common Stock subject to the Stock Units are not intended to replace any pension rights or compensation;
(h)
the Stock Units and the shares of Common Stock subject to the Stock Units are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation, your employer, or any parent or subsidiary of the Corporation;

(i)	the Award and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Corporation or any parent or subsidiary of the Corporation;
(j)	the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from termination of your employment by the Corporation or your employer (for any reason whatsoever and regardless of whether in breach of local labor laws), and, in consideration for the Stock Units, to which you otherwise are not entitled, you irrevocably agree never to institute any claim against the Corporation or your employer, waive your ability, if any, to bring any such claim, and release the Corporation and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(l)
in the event of termination of your Service (regardless of whether in breach of local labor laws), your right to vest in the Stock Units under the Plan, if any, will terminate effective as of the date that you no longer are actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you no longer are actively employed for purposes of the Award; and

(m)	the Stock Units and the benefits under the Plan, if any, will not transfer automatically to another company in the case of a merger, takeover, or transfer of liability.
Data Privacy
You hereby explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of your personal data as described in the Agreement, including this Appendix, and any other Stock Unit grant materials by and among, as applicable, the Employer, the Corporation, and any parent or subsidiary of the Corporation for the exclusive purposes of implementing, administering, and managing your participation in the Plan.

Your understand that the Corporation and your employer may hold certain personal information about you, including, without limitation, your name, home address, and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all Stock Units, or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the exclusive purposes of implementing, administering, and managing the Plan (“Data”).

You understand that Data will be transferred to [INSERT BROKER - FOR EXAMPLE: E*Trade Financial Services, Inc.], or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, [E*Trade Financial Services, Inc.], and any other possible recipients that may assist the Corporation (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering, and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer, and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Language
If you received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

Additional Country-Specific Terms and Conditions

Hong Kong
SECURITIES WARNING
The Stock Units and any shares of Common Stock issued upon settlement do not constitute a public offering of securities under Hong Kong law and are available only to Employees, non-employee members of the Board of Directors, and consultants of the Corporation or a parent or subsidiary of the Corporation. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. These documents have not been reviewed by any regulatory authority in Hong Kong. The Stock Units and related documents are intended solely for the personal use of each Employee, non-employee member of the Board of Directors, and/or consultant (as applicable) and may not be distributed to any other person. If you do not understand the contents of the Agreement, including this Appendix, and/or the Plan, you are advised to obtain independent professional advice.